Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES RESULTS

SAN FRANCISCO - December 3, 2015 - Gap Inc. (NYSE: GPS) today reported that November 2015 net sales decreased 9 percent compared with a 6 percent increase last year. On a constant currency basis, November 2015 net sales decreased 8 percent compared with last year.1 Net sales for the four-week period ended November 28, 2015 were $1.57 billion compared with net sales of $1.72 billion for the four-week period ended November 29, 2014.

“With much of the holiday season still ahead, our teams remain focused on strong execution and delivering compelling experiences for customers across our brands,” said Sabrina Simmons, chief financial officer, Gap Inc.

November Comparable Sales Results
Gap Inc.’s comparable sales for November 2015 were down 8 percent versus a 6 percent increase last year. Comparable sales by global brand for November 2015 were as follows:

•	Gap Global: negative 4 percent versus negative 4 percent last year
•Banana Republic Global: negative 19 percent versus positive 2 percent last year
•Old Navy Global: negative 9 percent versus positive 18 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on December 3, 2015 and available for replay until 1:15 p.m. Pacific Time on December 11, 2015.

1In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

December Sales
The company will report December sales on January 7, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:             Media Relations Contact:
Jack Calandra                        Jennifer Poppers
(415) 427-1726                    (415) 427-1729
Investor_relations@gap.com                Press@gap.com